EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in these Registration Statements No. 333-186767 and No. 333-186768 on Form S-3 of our reports dated February 24, 2014, relating to the financial statements and financial statement schedule of Boardwalk Pipeline Partners, LP, and the effectiveness of Boardwalk Pipeline Partners, LP's internal control over financial reporting, appearing in the Annual Report on Form 10-K of Boardwalk Pipeline Partners, LP for the year ended December 31, 2013.

/s/ Deloitte & Touche LLP
Houston, Texas
February 24, 2014